UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 28, 2018

TEMPUR SEALY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31922	33-1022198
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Tempur Way
Lexington, Kentucky  40511
(Address of principal executive offices) (Zip Code)

(800) 878-8889
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

The transaction described under Item 2.01 is disclosed on this Current Report on Form 8-K solely because it was deemed to be a significant disposition of assets pursuant to Instruction 4 of Item 2.01. The transaction is otherwise immaterial to the Company (as defined below).

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 28, 2018, a subsidiary of Tempur Sealy International, Inc. (the "Company") in Latin America completed a transaction pursuant to which it sold substantially all of its assets to Bed Time S.A., an unrelated third party, for approximately $2.6 million in cash, subject to certain working capital adjustments to be determined within 150 days (which may be extended by up to 90 days under certain circumstances) of the closing (the "Transaction"). The Transaction was entered into in connection with the Company's previously disclosed evaluation of its International business segment operations pursuant to which it identified certain Latin American subsidiaries with low profitability and difficult operating environments with higher operational risk and volatility. As a result of this evaluation, the Company decided to divest of the net assets of its Latin American subsidiaries and enter into licensee relationships in those markets.

Item 9.01 Financial Statements and Exhibits

(b) Pro forma financial information is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

(d)  Exhibits

Exhibit	Description
99.1	Tempur Sealy International, Inc. and Subsidiaries Unaudited Condensed Consolidated Pro Forma Statements of Income

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 31, 2018

Tempur Sealy International, Inc.

By:	/s/ Bhaskar Rao
Name:	Bhaskar Rao
Title:	Executive Vice President & Chief Financial Officer